Exhibit 99.1

CABOT MICROELECTRONICS ACHIEVES SOLID BUSINESS PERFORMANCE FOR FOURTH QUARTER AND FULL FISCAL YEAR 2006;
PREVIOUSLY ANNOUNCED ASSET WRITE-OFF AND PURCHASE ACCOUNTING ADVERSELY AFFECT FINANCIAL RESULTS FOR THE QUARTER

AURORA, IL, October 26, 2006 - Cabot Microelectronics Corporation (Nasdaq: CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, today reported financial results for its fourth fiscal quarter and full fiscal year 2006, which ended September 30.

Total revenue for the fourth fiscal quarter was $87.0 million, which is consistent with the company’s updated outlook that it released on October 12, 2006. This is the highest quarterly revenue ever recorded by the company, and is approximately $2.0 million higher than the prior quarter’s $84.9 million in revenue, which was the previous record. The increase was primarily due to revenue contributed by the company’s recent QED Technologies acquisition. Revenue from the company’s tungsten slurry products increased sequentially, while revenue from its copper, dielectric and data storage product lines each declined sequentially as the company experienced some softening of demand in September. Revenue this quarter was 17.8 percent higher than last year’s $73.9 million fourth quarter revenue. Revenue for the full fiscal year was $320.8 million, which was $50.3 million, or 18.6 percent, higher than revenue for the previous fiscal year.

The average selling price for the company’s slurry products sold in the fourth quarter increased by 1.6 percent compared to the prior quarter, due to a higher-priced product mix, partially offset by limited price reductions.

Gross profit for the September quarter was $38.7 million, compared with $40.4 million in the prior quarter and $34.6 million in the same quarter a year ago. As a percentage of revenue, gross profit was 44.4 percent this quarter, which is consistent with the company’s updated outlook of October 12. Comparable gross profit percentages were 47.6 percent in the prior quarter and 46.9 percent in the same quarter last year. The sequential decrease was primarily due to an asset write-off associated with the company’s establishing manufacturing capacity for its new CMP polishing pad business by retrofitting an existing building it owns, and purchase accounting associated with the company’s recent acquisitions of the QED business and a portfolio of CMP technology patents from IBM. Other factors impacting gross profit this quarter were higher costs in certain areas, including lower yields in the company’s manufacturing operations, partially offset by a higher-valued product mix. Gross profit as a percentage of revenue was 46.5 percent for the full fiscal year, compared with 47.8 percent in the previous year.

Operating expenses, consisting of research, development and technical, selling and marketing, and general and administrative expenses, were $28.2 million in the fourth quarter, which is consistent with the company’s announcement on October 12. These expenses increased by $1.6 million from $26.7 million last quarter, and were $4.2 million higher than the $24.0 million in the same quarter last year. The sequential increase was primarily due to ongoing operating expenses associated with the newly acquired QED business, a $1.1 million write-off associated with in-process research and development efforts by QED as required by purchase accounting rules, and a $0.7 million write-off of research and development assets as part of the building conversion to pad manufacturing capacity. These sequential increases were partially offset by lower professional fees, including costs to enforce the company’s intellectual property portfolio, and lower usage of research and development materials. The year-over-year increase in operating expenses was primarily due to share-based compensation expense, including stock option expense, which the company began recording in fiscal 2006 according to accounting rules. The company recorded total pre-tax share-based compensation expense of $2.8 million this quarter, of which $2.6 million was included in operating expense. Higher staffing costs, including costs to support a number of the company’s strategic initiatives, particularly in Asia, also contributed to the year-over-year increase.

For the full year, operating expenses increased by $19.2 million to $104.6 million from $85.4 million. The single largest factor in the year-over-year increase was $10.7 million in share-based compensation expense that the company recorded, of which $10.0 million was classified as operating expense. The second factor was increased staffing-related expenses to support strategic initiatives.

Net income for the quarter was $8.2 million, down from $9.8 million last quarter. The effects of the asset write-off and purchase accounting described above reduced net income this quarter by approximately $3 million. Net income was only 1.1 percent lower than the $8.3 million in the same quarter last year, despite the effects of the asset write-off, purchase accounting, and share-based compensation expense. Net income for the full fiscal year was $32.9 million, up from $32.5 million in fiscal 2005 including the effects of these factors this year.

Diluted earnings per share were $0.34 this quarter, which reflects an adverse impact of approximately $0.12 for effects of the asset write-off and purchase accounting and approximately $0.08 per share of share-based compensation expense. Earnings per share were $0.06 lower than the $0.40 in the previous quarter and equal to earnings per share reported in the fourth quarter of fiscal 2005. The company did not record share-based compensation expense in the year ago quarter. Earnings per share for full fiscal year 2006 were $1.36, compared with $1.32 for the previous fiscal year, despite the effects of the asset write-off, purchase accounting, and approximately $0.28 of share based compensation expense this year.

William Noglows, Chairman and CEO of Cabot Microelectronics, stated, “This was an exciting and successful year of growth and development for us. Guided by our strategic initiatives of technology leadership, operations excellence and connecting with customers, we continued to invest in our business and enhance our ability to serve our customers. We are happy with our performance this year, which we believe represents significant improvement over fiscal 2005. This year we achieved record revenue in our CMP slurry business, and began to establish our CMP polishing pad business. We also took our first significant steps to expand our business beyond the semiconductor industry, through two acquisitions under our Engineered Surface Finishes initiative. We believe we have strengthened our leadership position, which will help us to continue growing our business and serving our customers.”

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time. The live conference call will be available via webcast from the company’s website, www.cabotcmp.com, or by phone at (866) 383-8003. Callers outside the U.S. can dial (617) 597-5330. A replay will be available through November 30, 2006 via webcast at www.cabotcmp.com. A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP slurries used in semiconductor and data storage manufacturing. The company's products play a critical role in the production of the most advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers. Since becoming an independent public company in 2000, the company has grown to nearly 750 employees who work at research and development labs, sales and business offices, manufacturing facilities and customer service centers in China, France, Germany, Japan, Singapore, South Korea, Taiwan, the United Kingdom and the United States. The company's vision is to become the world leader in shaping, enabling and enhancing the performance of surfaces, and thus looks beyond its core CMP business in the semiconductor industry. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Barbara Ven Horst, Director of Investor Relations at (630) 375-5412.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; company and industry growth and trends; growth of the markets in which the company participates; international events; product performance; the generation, protection and acquisition of intellectual property; new product introductions; development of new products, technologies and markets; the acquisition of or investment in other entities; and the construction of new or refurbishment of existing facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements. In particular, see "Risk Factors“ in Other Information in our quarterly report on Form 10-Q for the quarter ended June 30, 2006, and “Risks Related to Our Business" in Management’s Discussion and Analysis in our annual report on Form 10-K for the fiscal year ended September 30, 2005, both filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Twelve Months Ended
	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005

Revenue	$86,982	$84,936	$73,861	$320,795	$270,484

Cost of goods sold *	48,328	44,524	39,234	171,758	141,282

Gross profit	38,654	40,412	34,627	149,037	129,202

Operating expenses:

Research, development & technical *	13,030	12,060	12,147	48,070	43,010

Selling & marketing *	5,528	5,486	4,863	21,115	16,989

General & administrative *	8,556	9,105	7,029	34,319	25,427

Purchased in-process research & development	1,120	-	-	1,120	-

Total operating expenses	28,234	26,651	24,039	104,624	85,426

Operating income	10,420	13,761	10,588	44,413	43,776

Other income, net	1,541	764	833	4,111	2,747

Income before income taxes	11,961	14,525	11,421	48,524	46,523

Provision for income taxes	3,803	4,743	3,169	15,576	14,050

Net income	$8,158	$9,782	$8,252	$32,948	$32,473

Basic earnings per share	$0.34	$0.40	$0.34	$1.36	$1.32

Weighted average basic shares outstanding	24,087	24,205	24,459	24,228	24,563

Diluted earnings per share	$0.34	$0.40	$0.34	$1.36	$1.32

Weighted average diluted shares outstanding	24,087	24,205	24,460	24,228	24,612

* Includes the following amounts related to share-based compensation expense:
Cost of goods sold	$171	$164	$-	$648	$-
Research, development & technical	244	239	-	959	-
Selling & marketing	271	262	-	1,037	-
General & administrative	2,106	2,062	-	8,020	-
Tax benefit	(897)	(1,009)	-	(3,809)	-
Total share-based compensation expense, net of tax	$1,895	$1,718	$-	$6,855	$-

Certain reclassifications of prior fiscal year and fiscal quarter amounts have been made to conform with the current period presentation.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	September 30, 2006	September 30, 2005
ASSETS:

Current assets:
Cash, cash equivalents and short-term investments	$165,930	$171,041
Accounts receivable, net	48,028	36,759
Inventories, net	40,326	28,797
Other current assets	7,221	9,210
Total current assets	261,505	245,807

Property, plant and equipment, net	130,176	135,784
Other long-term assets	20,452	5,172
Total assets	$412,133	$386,763

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$15,104	$10,236
Capital lease obligations	1,254	1,170
Accrued expenses, income taxes payable and other current liabilities	22,475	24,216
Total current liabilities	38,833	35,622

Capital lease obligations	4,420	5,436
Deferred income taxes and other long-term liabilities	1,109	6,621
Total liabilities	44,362	47,679

Stockholders' equity	367,771	339,084
Total liabilities and stockholders' equity	$412,133	$386,763